Exhibit 99.1

October 15, 2010

A. O. Smith reports REVISED record and payment dates for its previously announced 3-for-2 stock split

Milwaukee, Wis.—At the request of the New York Stock Exchange, A. O. Smith Corporation (NYSE:AOS) today reported a revised record date of October 29, 2010 and a revised payment date of November 15, 2010 for the 3-for-2 stock split that it announced yesterday.

As previously reported, the split is in the form of a stock dividend, and it is in addition to the quarterly cash dividend of $0.21 per share on the Common Stock and Class A Common Stock, which was announced earlier this week. Holders of the company’s Common Stock and Class A Common Stock will receive one additional identical share of such class of stock for every two shares they own as of the record date and will receive cash in lieu of fractional shares based on the closing price of the Common Stock on the record date, as adjusted for the stock dividend. The stock dividend will increase the total number of shares of Common Stock and Class A Common Stock outstanding to approximately 45.8 million shares.

The cash dividend will be paid on the basis of the pre-split shares. The record date for the cash dividend is October 29, 2010 and the payment date is November 15, 2010, the same as the record date and payment date for the stock dividend.

A. O. Smith Corporation, with 2009 sales of $2.0 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.